EXHIBIT 5-1



                           June 21, 1996

ACC Corp.
400 West Avenue
Rochester, New York  14611

          Re: Registration on Form S-8 of 250,000 Shares of ACC Corp. Class A Common Stock for Sale Under the Securities Act of 1933

Gentlemen:

     We have acted as counsel to ACC Corp. (the "Company"), a Delaware corporation, in connection with the registration for public sale of a total of 250,000 shares of its Class A Common Stock, par value $.015 per share, as more fully described in the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

     In our opinion, the 250,000 shares of Class A Common Stock covered by the aforesaid Registration Statement have been duly authorized and, when issued in accordance with the terms of the Company's Non-Employee Directors' Stock Option Plan and the options granted thereunder, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any references to this opinion therein.

                                   Very truly yours,



                                   UNDERBERG & KESSLER, LLP


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